PURE Bioscience Raises $500,000 in Unsecured Promissory Note -

Appoints Ivan Chen to Board of Directors

SAN DIEGO, CA (July 2, 2018) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today announced that it has raised $500,000 in the form of a promissory note from Tom Lee, a member of PURE’s Board of Directors and its largest shareholder. The funds will be used to support continued operations.

Hank R. Lambert, CEO of PURE said, “This non-dilutive interim financing supports our ongoing operations as we continue to expand use by existing customers and garner new users for our SDC-based food safety solutions. We appreciate Tom’s continued commitment to and support of PURE.”

PURE also announced that it has named attorney and entrepreneur Ivan Chen to its Board of Directors, filling the vacancy left by the retirement of Director William Otis.

Chen joins as an independent director and will also be a member of PURE’s Audit Committee. Chen brings extensive experience in the healthcare and technology industries, with deep legal and strategic business experience in areas including licensing, joint ventures, mergers & acquisitions, securities and corporate governance. His experience includes serving as Director, Mergers & Acquisitions at eBay Inc., a publicly-traded e-commerce platform. In this role, Chen led the negotiation and execution of numerous US and cross-border transactions.

Prior to eBay, he was an associate at Morrison & Foerster LLP and at Skadden, Arps, Slate, Meagher & Flom LLP, both large international law firms. In these roles, Chen focused on transactional, securities and corporate governance matters. He is admitted to the bar in California and New York.

Chen earned a J.D. from Harvard Law School, a master’s degree from the University of Cambridge, and a bachelor’s degree from Northwestern University.

Chen said that, “I’m impressed with PURE’s uniquely effective antimicrobial solutions and the difference they make in food safety and processing. I am honored to join the Board and am excited about PURE’s future.”

Otis, Executive VP of US Packaged Meat Operations for Smithfield Foods, has retired from PURE’s Board of Directors and has been retained as an operations and food safety consultant. He has served as an independent Board member since 2013 and most recently was a member of both the Compensation and Audit Committees.

Lambert said, “On behalf of PURE, I thank Bill for the many important contributions he’s made to our Company and to our food safety strategy as a Director, and look forward to continuing to benefit from his valuable experience as a consultant.”

Lambert continued, “Ivan is a welcome addition to our Board and we know his experience and insights will be especially valuable to the PURE team as we continue to deliver on our business plan and our mission to help ensure a safer food supply.”

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2017 and Form 10-Q for the third fiscal quarter ended April 30, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com